Exhibit 5.1

December 10, 2008

Parkway Properties, Inc.

One Jackson Place, Suite 1000

188 East Capitol Street

Jackson, Mississippi 39201

Re:	Parkway Properties, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Parkway Properties, Inc. (“Parkway”), a Maryland corporation, in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”), covering 1,500,000 shares of Common Stock, $0.001 par value per share, of Parkway (the “Common Stock”), which Common Stock will be sold pursuant to the terms and conditions of Parkway’s Dividend Reinvestment and Stock Purchase Plan contained in the Registration Statement (the “Dividend Reinvestment Plan”).

We have examined such corporate records of Parkway and other documents as we have deemed necessary and appropriate under the circumstances to furnish the following opinions:

1.         Parkway is a corporation duly incorporated and validly existing under the laws of the State of Maryland.

2.         When the Registration Statement has become effective under the Securities Act of 1933, as amended, and the Common Stock has been sold and delivered pursuant to the terms and conditions set forth in the Dividend Reinvestment Plan, the Common Stock will be validly issued, fully-paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and we further consent to any and all references to our name therein.

Very truly yours,

/s/ Jaeckle Fleischmann & Mugel, LLP

Buffalo, New York	Amherst, New York